                                                                   EXHIBIT 10.33
                            SECOND AMENDMENT TO THE
                       TELEPORT COMMUNICATIONS GROUP INC.
                             1993 STOCK OPTION PLAN

     Pursuant to the power reserved to Teleport Communications Group Inc. (the "Company") under Article XI of the Teleport Communications Group Inc. 1993 Stock Option Plan (the "Plan"), the Plan is hereby amended as follows, subject to the approval of the shareholders of the Company.

                                       1.
     Subject to the approval of the shareholders of the Company and effective as of the effective date of the initial public offering of the Class A common stock of the Company, Article IV of the Plan is hereby amended by deleting the first sentence thereof in its entirety and by substituting in its place the following new sentence:

          "The total number of shares of Common Stock available for grants of Options under the Plan shall be equal to 7% of the common stock of the Company, Class A and Class B, determined on a fully diluted basis as of the effective date of the initial public offering of the Common Stock (i.e., 10,931,033 shares)."


                                       2.
     Effective as of September 26, 1993, Section 6.8 is amended by deleting the third sentence thereof in its entirety and by substituting in its place the following new sentence:

          "In the event an Optionee is either terminated without Cause after a Change in Control or terminates with Good Reason after a Change in Control, all outstanding Options shall immediately vest and become exercisable for one year following the Change in Control."